Exhibit 107

Calculation of Filing Fee Tables

S-11

(Form Type)

Presidio Property Trust, Inc.

(Exact Name of Registrant as Specified in its Charter)

 __________________________________

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Units consisting of shares of Common Stock, par value $0.01 per share, and warrants to purchase shares of Common Stock, par value $0.01 per share	457	(o)		-	$20,000,000.00	0.0000927	$1,854.00
Fees to Be Paid	Equity	Non-transferrable Rights to purchase Units(2)	457	(g)	-	-	-	-	-
Fees to Be Paid	Equity	Common Stock included as part of the Units(3)(4)	457	(g)	-	-	-	-	-
Fees to Be Paid	Equity	Warrants to purchase shares of Common Stock included as part of the Units(4)	457	(g)	-	-	-	-	-
Fees to Be Paid	Equity	Common Stock issuable upon exercise of the Warrants(3)(4)	457	(o)		-	$20,000,000.00	0.0000927	$1,854.00
Total Offering Amounts							$40,000,000.00		$3,708.00

(1)	Calculated pursuant to Rule 457(o), based on the Proposed Maximum Aggregate Offering Price.

(2)	Non-transferable Rights to purchase Units are being issued without consideration. No separate registration fee is required for the Rights because the Rights are being registered in the same registration statement as the securities of the Registrant underlying the Rights.

(3)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions

(4)	Pursuant to Rule 457(g), no separate registration fee is required because these securities are being registered in the same registration statement as the underlying securities of the Registrant.